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                                                                   EXHIBIT 10.36


                              AGREEMENT AND RELEASE


         This is an Agreement and Release made as of the 30th day of June, 1998, by and between Coventry Health Care, Inc., a Maryland corporation with its principal place of business at 6705 Rockledge Drive, Suite 100, Bethesda, Maryland 20817 ("Employer") and Kenneth J. Linde ("Executive"), relating to termination of Executive's employment with Employer.

         WHEREAS, the parties hereto desire to mutually terminate as of June 30, 1998 Executive's employment on an amicable basis by entering into a full and final settlement of all matters between them arising out of Executive's employment and the termination thereof.

         NOW, THEREFORE, in consideration of the terms, conditions, mutual promises, and covenants herein contained, the sufficiency of which is acknowledged by the signatures of the parties hereto, Executive and Employer agree as follows:

1. TERMINATION

         Effective June 30, 1998, Executive's employment with Employer in any and all capacities shall automatically be terminated (the "Termination Date") and Executive shall resign all positions held as an officer or director of Employer or any of its subsidiaries or Affiliates as of the Termination Date. Executive agrees to turn over to Employer all property of Employer and any of its Affiliates or subsidiaries in Executive's possession, including but not limited to all keys, business cards, files, documents and records (and any copies thereof), information, memberships, credit cards, computer hardware and software, and automobile, if any, and any other equipment owned by Employer on the Termination Date; provided, however, Executive may retain the Employer's portable cell phone, pager, home computer equipment, which includes hardware, software and facsimile machine currently set up in Executive's home, and the use of voice mail for receiving personal messages through December 31, 1998.

2. SEVERANCE COMPENSATION

         Notwithstanding Executive's termination, Employer shall provide Executive with certain severance compensation as follows:

         (a) payment of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), subject to legal withholds and deductions, payable in a lump sum on or before July 1, 1998.

         (b) continued coverage through December 31, 1998 under Employer's health plan in which Executive or his spouse or family were participating immediately prior to the Termination Date. If, however, Executive obtains employment with another employer during the Severance Period, such coverage shall be provided until the earlier of: (i) December 31, 1998 or (ii) the date on which the Executive and his spouse and family can be covered under the plans of a new employer without being excluded from full coverage because of any actual pre-existing condition.

         Executive's eligibility for, and the Employer match to, the 401(k) Plan (the "401(k) Plan"), the Supplemental Executive Retirement Plan (the "SERP") and/or any other retirement savings program in which the Employee participates shall end at the Termination Date. Employee's balances in the SERP shall be distributed to him as soon as practicable, less tax withholdings, in accordance with the terms of the SERP.

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3. STOCK OPTIONS

         Notwithstanding anything to the contrary contained in any prior agreements, either oral or written, between the parties or in any Stock Option Plan of Employer, the parties hereby agree that Executive shall become fully vested on April 1, 1999 in one-third of the stock options granted to Executive on April 1, 1998 or one hundred thirty-three thousand three hundred and thirty-three (133,333) shares of Common Stock at an exercise price of $14.50 per share. Executive shall have ninety (90) days from the date of vesting within which to exercise his vested stock options. Upon exercise, Executive may sell the underlying shares of Common Stock at any time thereafter so long as such sale is in accordance with applicable laws and regulations.

4. RESTRICTIVE COVENANTS

         In consideration of the severance compensation provided for in Section 2, above, Executive expressly agrees as follows:

         (a) Confidential Information. At all times hereafter, Executive will not, directly or indirectly, reveal, communicate or divulge any information, knowledge, data, records or documents to any person, firm, corporation or entity which relate to the confidential business of Employer or its affiliates, including but not limited to, any strategic plans, customer lists, contract terms, financial information, pricing terms, sales data or business opportunities, trade secrets, modes of operation, product information, member and Employer subscriber lists, names of firms or services, information regarding prospective, existing and former member and Employer subscribers, providers and Executives, and all business and other records of Employer or its affiliates; provided, however, that the foregoing shall not apply to information which is generally known to the public or appears as a matter of public record or matters as to which disclosure is required by law or appropriate judicial or investigative proceeding.

         (b) Non-Solicitation. For a period of one year following the Termination Date, Executive will not:

                  (i) knowingly solicit business, directly or indirectly, which could reasonably be expected to conflict with the interests of Employer or any affiliate of Employer from any entity, organization or person which has contracted with the Employer or any affiliate of Employer which has been doing business with the Employer or any affiliate of Employer, from which the Employer or any affiliate of Employer was soliciting business at the time of the termination of employment or from which Executive knew or had reason to know that Employer or any affiliate of Employer was going to solicit business at the time of termination of employment; or

                  (ii) employ, solicit for employment, directly or indirectly, or advise or recommend to any other persons that they employ or solicit for employment, any employee of Employer or any affiliate of Employer.

         (d) Consultation. Executive shall, at Employer's written request, for a period of one year after termination of employment, cooperate with Employer in concluding any matters in which Executive was involved during the term of his employment and will make himself available for consultation with Employer on other matters otherwise of interest to Employer. Employer agrees that such requests shall be reasonable in number and will consider Executive's time required for other employment and/or employment search. Executive shall be reimbursed for ordinary and necessary expenses incurred by Executive on behalf of Employer and its Affiliates, in providing consultation, upon presentation of vouchers in accordance with





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                  the usual and customary procedures of Employer in relation to such expense items, except that Employer may elect, at its option, to pay such expense items directly rather than reimburse Executive therefore.

         (e) Continuing Obligation. Notwithstanding any provision to the contrary or otherwise contained in this Agreement, the agreement and covenants contained in this Section 4 shall not terminate upon Executive's termination of his employment with Employer or upon the termination of this Agreement under any other provision of this Agreement.

         It is understood and agreed that in the event of a breach of the terms and provisions contained in this Section 4, no adequate legal remedy exists and Employer shall be entitled to injunctive relief and/or specific performance and damages, as well as to any and all other legal or equitable remedies to which Employer may be entitled.

5. NON-COMPETITION

         Executive shall be fully released from the non-competition restrictions set forth in Section 14(b) of the Employment Agreement.

6. RELEASES

         In further consideration of the severance compensation provided for in
         Section 2, above, Executive hereby agrees, on behalf of himself and his administrators, heirs, assigns and anyone claiming through him, to completely release and forever discharge Employer and its officers, directors, subsidiaries, Affiliates, agents, servants, representatives, underwriters, successors, heirs and assigns, and Employer on its behalf and behalf of its subsidiaries agrees to completely release and discharge Executive, from any and all claims, demands, obligations, or causes of action of any nature whatsoever, whether known or unknown, which either of them ever had, or in the future may have, arising out of or in any way connected with the Executive's employment with Employer and the termination thereof provided for hereunder, including, but not limited to, any claim relating to violation of any federal or state statute or regulation, any claim for wrongful discharge or breach of contract, or any claim relating to the state or federal employment laws (including, but not limited to, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Executive Retirement Income Security Act, the Older Workers' Benefit Protection Act, and the Rehabilitation Act); provided, however, that nothing herein shall be construed as a release of any of either party's obligations hereunder.

         Executive expressly acknowledges that he was advised to consult with an attorney prior to signing this Agreement and acknowledges that he has been given a period of at least forty-five (45) days in which to consider this Agreement, which period by his signature hereto he expressly waives.

         Executive understands and agrees that if he breaches this release or files any claim, charge or lawsuit seeking payment of any money or benefits in excess of the payments provided under this Agreement or seeking any equitable relief, Employer may discontinue the payment of any amount payable hereunder and be entitled to recover any amount already paid hereunder.

7. REVOCATION PERIOD

         The parties herein expressly agree that for a period of seven (7) days following the date of Executive's execution of this Agreement, Executive may revoke this Agreement. The Agreement shall not become effective or enforceable until such revocation period has expired. Should Executive elect to revoke this Agreement pursuant to this paragraph, written notice of such revocation must be received at Employer's corporate offices no later than the close of business on the final day of the revocation period.








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8. THIRD PARTY COMMUNICATIONS

         In consideration of the mutual promises and covenants contained herein, each of the parties expressly agrees that they will not make statements to or initiate or participate in discussions with any other person which are derogatory, disparaging or injurious to the reputation of Executive or of Employer or any of its Affiliates or which in any way characterize Executive or Employer or any of its Affiliates in an unfavorable light. This provision shall in no way be construed to prohibit either party from responding truthfully to any question or interrogatory which such party is required to answer in connection with any court or other legal proceeding.

9. MISCELLANEOUS

         (a) Effect of this Agreement: This Agreement supersedes any other agreement, express or implied, between the parties as to the matters herein. To the extent any inconsistencies exist between this Agreement and any earlier employment agreements executed by Executive and Employer, including the Employment Agreement, the terms and conditions of this Agreement will supersede and control.

         (b) Binding Nature of Agreement: This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, trustees, administrators, successors and assigns.

         (c) Severability: If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

         (d) Entire Agreement: This Agreement represents the entire and final Agreement between the parties regarding the subject matter of Executive's employment with Employer and the termination thereof. All prior negotiations, understandings, conversations, and communications, if any, are merged into this Agreement and have no force and effect other than as expressed in the body hereof.

         (e) Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the state of Maryland.

         (f) Amendments: This Agreement may not be modified, amended, or waived without the express prior written consent of all parties hereto.

         (g) Free Acts: The parties have relied solely upon their own judgment and the advice of their own counsel in making this Agreement. Executive acknowledges that he has read and fully understands the Agreement and has executed the same under his own free act and will.

         (h) Captions: The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such paragraphs.

         (i) Defined Terms: All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Employment Agreement.




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         IN WITNESS WHEREOF, the parties have executed this Agreement and
Release as of the day and year first above written.



                                   /s/ Kenneth J. Linde
                                   ---------------------------------------------
                                   Kenneth J. Linde


                                   COVENTRY HEALTH CARE, INC.



                                   By /s/ Allen F. Wise
                                      ------------------------------------------
                                          Allen F. Wise
                                          President and Chief Executive Officer







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